Exhibit 99.1

Contact:	Richard J. Lieb,
Chief Financial Officer
Greenhill & Co., Inc.
(212) 389-1800
For Immediate Release
GREENHILL & CO. REPORTS QUARTERLY EARNINGS PER SHARE OF $0.57
AND ANNUAL EARNINGS PER SHARE $2.39
•	Quarterly revenue up 26%, net income up 39% and earnings per share up 30% compared to prior year

•	Annual revenue up 35%, net income up 47% and earnings per share up 37% compared to prior year

•	Financial Advisory annual revenue down only 1% despite a 40%[1] decline in industry-wide completed transaction volume globally

•	Pre-tax profit margin of 35% for quarter and 38% for year; compensation ratio remained at 46% for the year, consistent with prior year

•	Completed sale of certain merchant banking assets, resulting in a gain of approximately $22 million in the quarter; the Firm will focus entirely on client advisory activities going forward

•	Recruited 14 Managing Directors and 4 Senior Advisors in 2009; total Managing Directors in Financial Advisory business now 55
NEW YORK, January 27, 2010 – Greenhill & Co., Inc. (NYSE: GHL) today reported revenues of $298.6 million and net income of $71.2 million for the year ended December 31, 2009. Diluted earnings per share were $2.39 per share for the year ended December 31, 2009.
The Firm’s 2009 revenues compare with revenues of $221.9 million for 2008, which represents an increase of $76.7 million or 35%. The Firm’s 2009 net income and diluted earnings per share compare with $48.5 million of net income and $1.74 of diluted earnings per share, respectively, for the year ended December 31, 2008, representing increases of 47% and 37%, respectively.

[1]	Source: Global M&A completed transaction volume for the year ended December 31, 2009 as compared to the year ended December 31, 2008. Source: Thomson Financial as of January 19, 2010.

The Firm’s fourth quarter revenues were $66.4 million, which compare with revenues of $52.8 million for the fourth quarter of 2008, representing an increase of $13.6 million or 26%. The Firm’s fourth quarter net income was $17.0 million, which compares with net income of $12.2 million in the fourth quarter of 2008, representing an increase of $4.8 million or 39%. Diluted earnings per share for the fourth quarter of 2009 were $0.57, which compares with $0.44 for the fourth quarter of 2008, representing an increase of $0.13 per share, or 30%.
The Firm’s revenues and net income can fluctuate materially depending on the number and size of completed transactions on which it advised, the number and size of investment gains (or losses) and other factors. Accordingly, the revenues and net income in any particular period may not be indicative of future results.
“Our strong 2009 results demonstrate growth in our market share and continued control of our costs. Our total revenue and profitability grew substantially despite a difficult operating environment. Our advisory revenue was flat versus the prior year while most of our large competitors suffered steep declines consistent with the decline in overall transaction activity. We believe this outperformance is the result of a strategy that focuses entirely on client advisory activities and an ongoing recruiting effort for senior bankers that is clearly bearing fruit. Many of our most significant recent transaction announcements came from managing directors who joined us in the past two years. And while growth has always been an important part of our strategy, cost control has always been equally important. We maintained a 46% compensation ratio in both years of the 2008-09 financial crisis. And our non-compensation costs grew only modestly despite going from 5 to 10 offices and adding significant personnel. This combination of growth and cost control has again put us at the top of our peer group in terms of pretax profit margin and return on equity,” Robert F. Greenhill, Chairman, said.
“While 2009 was a very weak year by historic standards in terms of global M&A transactions, we saw a meaningful increase in advisory activity in the latter part of the year which has continued into 2010. Higher stock prices, better credit conditions and signs of a strengthening economy are likely all contributing to a rebound in CEO and board level interest in strategic transactions. To date this increase has been primarily seen in North America, although history has shown that a rebound in transaction activity typically impacts all major markets similarly over time. Having nearly doubled the managing director count in our advisory business during the financial crisis, we believe we are well positioned to further increase our market share as more transaction activity returns,” Scott L. Bok, Co-Chief Executive Officer, added.
“We believe our focused strategy is a great source of strength for the Firm going forward. We are now entirely focused on client advisory activities. This avoids any distraction of our management or client advisory teams, and also avoids any meaningful commitment of capital to principal investments or new ventures, thereby benefiting our profit margin and return on equity. While this strategy is far narrower than those being pursued by nearly all our large and small competitors, we believe it provides ample opportunity for further growth. We opened several offices and added many new industry sectors in the past two years but still fall far short of covering all important industry sectors in all important geographic markets. We expect to continue to expand our capabilities in a disciplined manner although we are unlikely to add as many senior bankers this year as we did in the last two.” Simon A. Borrows, Co-Chief Executive Officer, said.

Revenues
Revenues By Source
The following provides a breakdown of total revenues by source for the three month periods and years ended December 31, 2009 and 2008, respectively:

	For the Three Months Ended
	December 31, 2009		December 31, 2008
	Amount	% of Total	Amount	% of Total
	(in millions, unaudited)
Financial advisory fees	$63.0	95%	$61.9	NM
Merchant banking & other revenues	3.4	5%	(9.1)	NM

Total revenues	$66.4	100%	$52.8	100%

	For the Year Ended
	December 31, 2009		December 31, 2008
	Amount	% of Total	Amount	% of Total
	(in millions, unaudited)
Financial advisory fees	$216.0	72%	$218.2	98%
Merchant banking & other revenues	82.6	28%	3.7	2%

Total revenues	$298.6	100%	$221.9	100%
Historical Revenues by Source

	For the Year Ended December 31,
	2009	2008	2007	2006	2005
Financial advisory fees	$216.0	$218.2	$366.7	$209.8	$142.1
Merchant banking & other revenues	82.6	3.7	33.7	80.8	79.1

Total revenues	$298.6	$221.9	$400.4	$290.6	$221.2
Financial Advisory Revenues
Full Year
Financial advisory revenues were $216.0 million in the year ended December 31, 2009 compared to $218.2 million in the year ended December 31, 2008, which represents a decrease of 1%. At the same time, worldwide completed M&A volume decreased by 40%, from $2,855 billion in 2008 to $1,725 billion in 20091. From a longer term perspective, our 2009 advisory revenues were 52% higher than in 2005, our first full year as a public company.
We earned advisory revenue from 78 different clients in 2009, compared to 65 in 2008. We earned $1 million or more from 43 clients in 2009, compared to 37 in 2008. 47% of those 2009 clients were new to the Firm compared to 24% in 2008. The ten largest fee-paying clients contributed 41% and 54% to our total revenues in 2009 and 2008, respectively, and only four of those clients had in any prior year been among our ten largest fee-paying clients. One client represented approximately 10% of total revenues in 2009 and a different client represented approximately 10% of total revenues in 2008.

[1]	Source: Global M&A completed transaction volume for the year ended December 31, 2009 as compared to the year ended December 31, 2008. Source: Thomson Financial as of January 19, 2010.

Historical Financial Advisory Revenues by Client Location

	For the Year Ended December 31,
	2009	2008	2007	2006	2005
North America	65%	53%	37%	50%	44%
Europe	34%	44%	61%	49%	55%
Asia, Latin America & Other	1%	3%	2%	1%	1%
Historical Financial Advisory Revenues by Industry

	For the Year Ended December 31,
	2009	2008	2007	2006	2005
Financial Services	19%	18%	26%	10%	12%
Healthcare	16%	8%	1%	21%	—
Technology	10%	1%	2%	4%	2%
Consumer Goods & Retail	8%	7%	20%	4%	8%
Energy & Utilities	8%	13%	6%	7%	6%
Fund Placement	2%	2%	—	—	—
Real Estate, Lodging & Leisure	2%	8%	5%	4%	1%
Communications & Media	1%	11%	12%	15%	21%
General Industrial & Other	34%	32%	28%	35%	50%
The slight decrease in our financial advisory fees in 2009 as compared to 2008 resulted from a decrease in the scale of completed assignments partially offset by an increase in the volume of transaction activity.
Fourth Quarter
Financial advisory revenues were $63.0 million in the fourth quarter of 2009 compared to $61.9 million in the fourth quarter of 2008, which represents an increase of 2%.
Completed assignments in the fourth quarter of 2009 included:
•	the sale of nine of Dynegy Inc.’s power plants to LS Power Equity Partners;

•	the acquisition by Emerson Electric Co. of Avocent Corporation;

•	the financial restructuring of NCI Building Systems;

•	the acquisition by PartnerRe Ltd. of ParisRE Holdings Ltd;

•	the representation of Tennenbaum DIP Opportunity Fund, LLC as exclusive global advisor and placement agent; and

•	the acquisition by Wells Fargo & Company of Prudential Financial’s noncontrolling interest in their retail brokerage joint venture.

The increase in our financial advisory fees in the fourth quarter of 2009 as compared to the same period in 2008 generally reflected an increase in the volume of transaction activity offset in part by a decrease in the scale of the completed assignments.
The Firm announced in January 2010 the recruitment of William D. Perez as a Senior Advisor focused on building Greenhill’s client advisory activities. Mr. Perez, former Chief Executive Officer of Wm. Wrigley Jr. Company, will work closely with Greenhill Managing Directors focused on the consumer products industry.
In January 2010, Lawrence Chu (New York) was promoted to Managing Director. Mr. Chu focuses on the telecom industry.
Merchant Banking & Other Revenues
The following table sets forth additional information relating to our merchant banking and other revenues for the three month periods and years ended December 31, 2009 and 2008:

	For the Three Months		For the Year
	Ended December 31,		Ended December 31,
	2009	2008	2009	2008
		(in millions, unaudited)
Management fees	$4.2	$4.5	$17.4	$19.2
Net realized and unrealized gains (losses) on investments in merchant banking funds	5.2	(15.0)	3.5	(17.5)
Net realized and unrealized merchant banking profit overrides	(0.4)	(1.8)	(0.7)	(2.7)
Other realized & unrealized investment income	(27.4)	2.9	40.3	1.1
Sale of certain merchant banking assets	21.8	—	21.8	—
Interest income	—	0.3	0.3	3.6

Total merchant banking & other revenues	$3.4	$(9.1)	$82.6	$3.7

Full Year
For the year ended December 31, 2009, the Firm earned $82.6 million in merchant banking and other revenues compared to $3.7 million in 2008, an increase of $78.9 million. The increase in merchant banking and other revenues resulted primarily from the $42.2 million unrealized gain on the Firm’s investment in Iridium Communications, Inc. (NASDAQ: IRDM) and the $21.8 million gain related to the sale of certain merchant banking assets in connection with the Firm’s previously announced plan to separate from its merchant banking activities and focus entirely on client advisory services. In 2009 there was a slight increase in the fair market value of our investments in the merchant banking funds as compared to a decline in the fair market value in 2008.
During 2009, the merchant banking funds (and the Firm) recognized gains from thirteen of their portfolio companies and recorded losses on nine of their portfolio companies. During 2008, the merchant banking funds (and the Firm) recognized gains from nine of its portfolio companies and recorded losses on seventeen of its portfolio companies.

During 2009, the merchant banking funds invested $62.4 million, 10% of which was Firm capital. In the same period in 2008 the funds invested $143.5 million, 11% of which was Firm capital.
Fourth Quarter
The Firm earned $3.4 million in merchant banking and other revenues in the fourth quarter of 2009 compared to negative ($9.1) million in the fourth quarter of 2008. The gain recognized in the fourth quarter of 2009 principally resulted from the sale of certain merchant banking assets of $21.8 million and an increase in the fair market value of our investment in the merchant banking funds of $4.8 million, offset by a decline in the fair market value of our investment in Iridium of $26.9 million.
At December 31, 2009, the Firm had principal investments of $150.4 million, including our investment in Iridium of $76.1 million, which reflects a 5% discount to market due to certain restrictions on the sale of our Iridium interests. Of the total amount, 15% of our investments related to the financial services sector, 9% to the energy sector, 25% to other industry sectors and 51% to the investment in Iridium. We held approximately 97% of our total principal investments in North American companies, with the remainder in European companies. Our investments in companies that are publicly traded after we first invested in them, including Iridium, represented 56% of our total principal investments.
During the fourth quarter of 2009 the merchant banking funds (and the Firm) recognized gains from ten of their portfolio companies and recorded losses on two of its portfolio companies. During the fourth quarter of 2008 the merchant banking funds (and the Firm) recognized gains from six of their portfolio companies and recorded losses on sixteen of their portfolio companies.
During the fourth quarter of 2009, the merchant banking funds invested $47.4 million, 10% of which was Firm capital. In the same period in 2008 the funds invested $9.4 million, 10% of which was Firm capital.
The investment gains or losses in our merchant banking and other investment portfolio may fluctuate significantly over time due to factors beyond our control, such as performance of each company in our portfolio, equity market valuations, commodity prices and merger and acquisition opportunities. Revenue recognized from gains (or losses) recorded in any particular period are not necessarily indicative of revenue that may be realized and/or recognized in future periods.
Expenses
Operating Expenses
Full Year
Our total operating expenses for the year ended December 31, 2009 were $184.8 million, which compares to $144.0 million of total operating expenses for the year ended December 31, 2008. The increase of $40.8 million, or 28%, relates principally to an increase in compensation expense described in more detail below. Our pre-tax income margin was 38% in 2009 compared to 35% in 2008.

Fourth Quarter
Our total operating expenses for the fourth quarter of 2009 were $43.5 million, which compares to $33.1 million of total operating expenses for the fourth quarter of 2008. This represents an increase in total operating expenses of $10.4 million, or 31%, reflecting principally an increase in compensation expense which is described in more detail below. Our pre-tax income margin was 35% in the fourth quarter of 2009 compared to 37% in the fourth quarter of 2008.
The following table sets forth information relating to our operating expenses, which are reported net of reimbursements:

	For the Three Months		For the Year
	Ended December 31,		Ended December 31,
	2009	2008	2009	2008
		(in millions, unaudited)
Employee compensation & benefits expense	$31.5	$24.2	$138.3	$102.0
% of revenues	47%	46%	46%	46%

Non-compensation expense	12.0	8.9	46.5	42.0
% of revenues	18%	17%	16%	19%
Total operating expense	43.5	33.1	184.8	144.0
% of revenues	65%	63%	62%	65%
Total income before tax	23.0	19.7	113.9	77.9
Pre-tax income margin	35%	37%	38%	35%
“We are pleased that we were able to maintain our historic compensation ratio despite a difficult operating environment and substantial growth in the Firm, and that we were able to do so without any changes to our basic compensation structure that could have had the effect of deferring additional expense to future years. We are also pleased that our non-compensation expenses grew only modestly despite opening multiple new offices and adding significant headcount,” Richard J. Lieb, Chief Financial Officer, commented.
Compensation and Benefits Expenses
Full Year
For the year ended December 31, 2009 and 2008, the ratio of compensation expense to revenues remained constant at 46%. Our employee compensation and benefits expenses amounted to $138.3 million for the year ended December 31, 2009 compared to $102.0 million of compensation and benefits expenses for the same period in the prior year. The increase of $36.3 million or 36% is due to the higher level of revenues in 2009 as compared to 2008.
Fourth Quarter
Our employee compensation and benefits expenses in the fourth quarter of 2009 were $31.5 million compared to $24.2 million for the fourth quarter of 2008. The increase of $7.3 million or 30% is primarily due to higher level of revenues for the fourth quarter of 2009 compared to the comparable period in 2008. For the quarter ended December 31, 2009 the ratio of compensation expense to revenues was 47% as compared to 46% for the same period in 2008.

Our compensation expense is generally based upon revenue and can fluctuate materially in any particular period depending upon the amount of revenue recognized as well as other factors. Accordingly, the amount of compensation expense recognized in any particular period may not be indicative of compensation expense in a future period.
Non-Compensation Expenses
Full Year
For the year ended December 31, 2009, our non-compensation expenses were $46.5 million, which compared to $42.0 million for the year ended December 31, 2008, representing an increase of $4.5 million or 11%. The increase is principally related to the absence of foreign currency gains compared with 2008, higher professional fees attributable to the sale of certain merchant banking assets and an advisory assignment, higher occupancy costs related to the addition of new offices, partially offset by decreased interest expense due to lower average borrowings outstanding.
Non-compensation expenses as a percentage of revenues were 16% and 19% for the years ended December 31, 2009 and 2008, respectively. This decrease in non-compensation expenses as a percentage of revenue in the year ended December 31, 2009 as compared to the same period in the prior year reflects higher expenses spread over significantly higher revenues.
Fourth Quarter
Our non-compensation expenses were $12.0 million in the fourth quarter of 2009, compared to $8.9 million in the fourth quarter of 2008, representing an increase of $3.1 million or 35%. The increase is principally related to the absence of foreign currency gains realized in the fourth quarter of 2008, increased travel and occupancy costs related to an increase in personnel and the addition of new offices. Partially offsetting this increase is a decline in interest expense due to lower average borrowings outstanding.
Non-compensation expenses as a percentage of revenues in the three months ended December 31, 2009 were 18% compared to 17% for the same period in the prior year. This increase in non-compensation expenses as a percentage of revenue in the three months ended December 31, 2009 as compared to the same period in the prior year results from the incurrence of higher expenses in the fourth quarter of 2009 as compared to the same period in 2008.
The Firm’s non-compensation expenses as a percentage of revenue can vary as a result of a variety of factors including fluctuation in revenue amounts, the amount of recruiting and business development activity, the amount of reimbursement of engagement-related expenses by clients, the amount of short term borrowings, interest rate and currency movements and other factors. Accordingly, the non-compensation expenses as a percentage of revenue in any particular period may not be indicative of the non-compensation expenses as a percentage of revenue in future periods.

Provision for Income Taxes
Full Year
For the year ended December 31, 2009, the provision for taxes was $42.7 million, which reflects an effective tax rate of 38%. This compares to a provision for taxes for the year ended December 31, 2008 of $29.4 million, which also reflects an effective tax rate of 38% for the year. The increase in the provision for income taxes principally results from higher pre-tax income. The effective tax rate for 2009 reflected the benefit of the sale of certain merchant banking assets, which was structured as a tax free transaction, offset by a significantly greater portion of our 2009 earnings generated in the U.S., which is a higher tax jurisdiction.
Fourth Quarter
The provision for taxes in the fourth quarter of 2009 was $6.0 million, which reflects an effective tax rate of 26%. This compares to a provision for taxes in the fourth quarter of 2008 of $7.5 million, which reflects an effective tax rate of 38% for the period. The decrease in the provision for income taxes and effective tax rate principally results from the sale of certain merchant banking assets, which was structured as a tax free transaction.
The effective tax rate can fluctuate as a result of variations in the relative amounts of financial advisory and investment income earned in the tax jurisdictions in which the Firm operates and invests. Accordingly, the effective tax rate in any particular period may not be indicative of the effective tax rate in future periods.
Liquidity and Capital Resources
As of December 31, 2009, we had cash of $74.5 million, investments of $150.4 million and short-term debt of $37.2 million.
We had total commitments (not reflected on our balance sheet) relating to future investments in our merchant banking activities of $47.0 million as of December 31, 2009. These commitments are expected to be drawn on from time to time over a period of up to five years from the relevant commitment dates of each fund.
Dividend
The Board of Directors of Greenhill & Co., Inc. has declared a dividend of $0.45 per share to be paid on March 17, 2010 to common stockholders of record on March 3, 2010.

Greenhill & Co., Inc. is a leading independent investment bank focused on providing financial advice on significant mergers, acquisitions, restructurings, financings and capital raising to corporations, partnerships, institutions and governments. It acts for clients located throughout the world from its offices in New York, London, Frankfurt, Tokyo, Toronto, Chicago, Dallas, Houston, Los Angeles and San Francisco.

Cautionary Note Regarding Forward-Looking Statements
The preceding discussion should be read in conjunction with our condensed consolidated financial statements and the related notes that appear below. We have made statements in this discussion that are forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “may”, “might”, “will”, “should”, “expect”, “plan”, “anticipate”, “believe”, “estimate”, “predict”, “potential” or “continue”, the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to risks, uncertainties and assumptions about us, may include projections of our future financial performance, the level of M&A activity in the market, our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements. These factors include, but are not limited to, those discussed in our Report on Form 10-K under the caption “Risk Factors”.

Greenhill & Co., Inc. and Subsidiaries
Condensed Consolidated Statements of Income (Unaudited)

	For the Three Months Ended		For the Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008
Revenues
Financial advisory fees	$62,965,085	$61,850,384	$215,993,403	$218,196,923
Merchant banking and other revenues	3,454,319	(9,354,149)	82,300,303	121,203
Interest income	16,384	264,251	352,028	3,554,921

Total revenues	66,435,788	52,760,486	298,645,734	221,873,047

Expenses
Employee compensation and benefits	31,481,247	24,182,102	138,297,822	102,049,624
Occupancy and equipment rental	3,383,769	2,706,780	11,705,610	10,640,820
Depreciation and amortization	779,380	1,165,305	4,117,499	4,592,176
Information services	1,322,427	1,146,962	5,703,865	5,671,879
Professional fees	2,083,080	1,612,968	6,755,764	4,784,812
Travel related expenses	2,150,787	1,394,082	7,773,539	6,999,759
Interest expense	307,900	654,802	1,294,804	3,580,292
Other operating expenses	1,940,081	204,472	9,103,528	5,695,323

Total expenses	43,448,671	33,067,473	184,752,431	144,014,685

Income before taxes	22,987,117	19,693,013	113,893,303	77,858,362

Provision for taxes	5,951,052	7,504,124	42,735,740	29,391,962

Consolidated net income	17,036,065	12,188,889	71,157,563	48,466,400

Less: Net income (loss) allocated to non-controlling interests	31,193	(347,003)	(82,451)	(511,670)

Net income allocated to common shareholders	$17,004,872	$12,535,892	$71,240,014	$48,978,070

Average shares outstanding:
Basic	29,781,092	28,692,044	29,663,616	28,166,520
Diluted	29,935,675	28,743,525	29,753,609	28,214,015
Earnings per share:
Basic	$0.57	$0.44	$2.40	$1.74
Diluted	$0.57	$0.44	$2.39	$1.74

Dividends declared and paid per share	$0.45	$0.45	$1.80	$1.80